FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. RESUMES

PAYMENTS ON TRUST PREFERRED SECURITIES

Franklin, North Carolina, December 31, 2014 — Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), today announced that it has brought current the interest payments due on the Company’s indebtedness under $14.4 million of junior subordinated debentures related to its trust preferred securities, which were issued through its trust affiliate, Macon Capital Trust I.

In addition, the Company notified the trustee of the trust preferred securities that it was ending its deferral of interest payments and intends to resume making regularly scheduled quarterly interest payments beginning with the payment due on December 30, 2014. However, such future payments remain subject to regulatory approval. The Company had previously deferred interest payments beginning on December 30, 2010, but continued to accrue the interest expense in its consolidated financial statements. As a result, the payment had no material impact on regulatory capital, book value, or net income.

On December 29, 2014, the Company deposited with the trustee a payment of $2,069,542 which included deferred interest of $1,943,980 along with the regularly scheduled interest payment due and payable on December 30, 2014 of $125,562.

About Entegra Financial Corp.

Entegra Financial Corp. became the holding company of Macon Bank on September 30, 2014 upon the completion of the mutual-to-stock conversion of Macon Bancorp and the Company’s related stock offering. A total of 6,546,375 shares were sold in the offering at $10.00 per share for gross and net proceeds of $65.5 million and $63.7 million, respectively. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”.

The Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Registration Statement on Form S-1, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.